Exhibit 99.89

D-2 SECURED NOTE

THIS D-2 SECURED NOTE HAS NOT BEEN REGISTERED PURSUANT TO THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR PURSUANT TO THE SECURITIES LAWS OF ANY STATE. ACCORDINGLY, THIS D-2 SECURED NOTE MAY NOT BE SOLD UNLESS EITHER REGISTERED UNDER THE ACT AND SUCH APPLICABLE STATE LAWS OR AN EXEMPTION FROM SUCH REGISTRATIONS IS AVAILABLE.

NO. ([2001-1] [2002-1]-N[ ])	DATE: , 2003
$

INTEREST RATE	MATURITY DATE
[ ]	April 1, 2009

NORTHWEST AIRLINES, INC. (the “Issuer”), hereby promises to pay to U.S. Bank Trust National Association, as trustee of Northwest Airlines Pass Through Trust 2003-1 or the registered assignee thereof (the “Holder”), the principal sum of $                 (the “Principal Amount”), together with interest on the amount of the Principal Amount remaining unpaid from time to time from the date hereof until paid in full at a rate per annum equal to the interest rate indicated above, calculated on the basis of a 360 day year consisting of twelve 30 day months. The entire Principal Amount of this D-2 Secured Note shall be payable on April 1, 2009.  Accrued but unpaid interest shall be due and payable in semiannual installments commencing April 1, 2004, and thereafter on April 1 and October 1 of each year, to and including April 1, 2009.  Notwithstanding anything to the contrary contained herein, if any date on which a payment under this D-2 Secured Note becomes due and payable is not a Business Day then such payment shall not be made on such scheduled date but shall be made on the next succeeding Business Day and if such payment is made on such next succeeding Business Day, no interest shall accrue on the amount of such payment during such extension.

This D-2 Note shall bear interest, payable on demand, at a rate equal to     % per annum (calculated on the basis of a year of 360 days comprised of twelve 30-day months) on any overdue Principal Amount and (to the extent permitted by applicable law) any overdue interest and any other amounts payable hereunder which are overdue, in each case for the period the same is overdue.  Amounts shall be overdue if not paid when due.

The Principal Amount and interest and other amounts due hereunder shall be payable in Dollars by wire transfer in immediately available funds to the Holder.  Each such payment shall be made on the date such payment is due and without any presentment or surrender of this D-2 Secured Note, except that after final payment on this D-2 Secured Note, this D-2 Secured Note shall be surrendered promptly to the Issuer for cancellation.

This D-2 Secured Note is one of the D-2 Secured Notes referred to in the Prospectus of Northwest Airlines, Inc. dated         , 2003 included in the Registration Statement

on Form S-4 filed with the Securities and Exchange Commission (the “Prospectus”) which have been or are to be issued by the Issuer.

Capitalized terms used but not defined herein shall have the meaning set forth in the Prospectus.

This D-2 Secured Note is related to the principal installments payable after April 1, 2009 on the Series D Equipment Note of Series [2001-1] [2002-1] which was issued with respect to a [model] aircraft bearing U.S. registration number N [         ] and is evidenced by certificate number          (the “Related Junior Equipment Note”).  Pursuant to the Pledge Agreement dated as of          , 2003 between the Issuer and the Holder, this D-2 Secured Note is secured by an equal original notional amount of the Series D-2 Beneficial Interests in the Delaware Trust of Series [2001-1] [2002-1] which is evidenced by certificate number           (the “Collateral”).

This D-2 Secured Note is subject to redemption as follows:

(a)                                  On the date on which the Related Junior Equipment Note is scheduled to be redeemed by the Issuer due to an Event of Loss with respect to the aircraft securing such Related Junior Equipment Note, this D-2 Secured Note shall be redeemed in whole at a redemption price equal to 100% of the unpaid Principal Amount together with all accrued interest to the date of redemption.

(b)                                 On the date on which the Related Junior Equipment Note is scheduled to be redeemed by the Issuer pursuant to an optional redemption, this D-2 Secured Note shall be redeemed in whole at a redemption price equal to 100% of the unpaid Principal Amount, together with accrued interest to the date of redemption, plus a Prepayment Premium (as defined below).

(c)                                  This D-2 Secured Note may be redeemed in whole or in part by the Issuer upon at least 30 days revocable prior written notice to the Holder, at a redemption price equal to 100% of the unpaid Principal Amount to be redeemed, together with interest thereon accrued to the date of redemption plus a Prepayment Premium.

(d)                                 “Prepayment Premium” will equal the following percentage of the Principal Amount repaid depending on the redemption date:

[Table to come]

(e)                                  Notice of redemption with respect to this D-2 Secured Note shall be given to the Holder by first-class mail, postage prepaid, mailed not less than 15 nor more than 60 days prior to the applicable redemption date, at          , the Holder’s address; provided that, in the case of a redemption to be made pursuant to paragraph (c) above, such notice shall be revocable and shall be deemed revoked if the Holder receives written notice of such revocation from the Issuer not later than three days prior to the redemption date. All notices of redemption shall state: (i) the redemption date, (ii) the applicable basis for determining the redemption price, (iii) that on the redemption date, the redemption price will become due and payable upon the D-2 Secured Note

(or a portion hereof to be redeemed), and that interest on the D-2 Secured Note (or such portion) shall cease to accrue on and after such redemption date if the redemption price is paid on such redemption date on the D-2 Secured Note (or such portion), and (iv) the place or places where the D-2 Secured Note is to be surrendered after payment of the redemption price.

(f)                                    Notice of redemption having been given as aforesaid (and not revoked as contemplated in the proviso to paragraph (e) above), this D-2 Secured Note (or the portion hereof to be redeemed) shall, on the redemption date, become due and payable to the Holder, and from and after such redemption date (unless there shall be a default in the payment of the redemption price) this D-2 Secured Note (or such portion), if then outstanding, shall cease to bear interest.  If this D-2 Secured Note (or portion hereof) called for redemption shall not be so paid on the redemption date, the Principal Amount hereof shall, until paid, continue to bear interest.

As used herein, an “Event of Default” means any of the following events (whatever the reason for such Event of Default and whether such event shall be voluntary or involuntary or come about or be effected by operation of law or pursuant to or in compliance with any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

(a)                                  the failure of the Issuer to pay Principal Amount, interest or prepayment premium on, this D-2 Secured Note when due, and such failure shall have continued unremedied for a period of ten (10) Business Days; or

(b)                                 The occurrence and continuation of an “Event of Default” under the “Trust Indenture” (as defined in the Related Junior Equipment Note) with respect to the Related Junior Equipment Note; or

(c)                                  the commencement of an involuntary case or other proceeding in respect of the Issuer in an involuntary case under the federal bankruptcy laws, as now or hereafter constituted, or any other applicable federal or state bankruptcy, insolvency or other similar law in the United States or seeking the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of the Issuer or for all or substantially all of its property, or seeking the winding-up or liquidation of its affairs and the continuation of any such case or other proceeding undismissed and unstayed for a period of ninety (90) consecutive days or an order, judgment or decree shall be entered in any proceeding by any court of competent jurisdiction appointing, without the consent of the Issuer, a receiver, trustee or liquidator of the Issuer, or of any substantial part of its property, or sequestering any substantial part of the property of the Issuer and any such order, judgment or decree or appointment or sequestration shall be final or shall remain in force undismissed, unstayed or unvacated for a period of ninety (90) days after the date of entry thereof; or

(d)                                 the commencement by the Issuer of a voluntary case under the federal bankruptcy laws, as now constituted or hereafter amended, or any other applicable federal or state bankruptcy, insolvency or other similar law in the United States, or the consent by the Issuer to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) of the Issuer or for all or substantially all of its property, or the making by the Issuer of any assignment for the benefit of creditors, or the Issuer shall take any corporate action to authorize any of the foregoing.

If an Event of Default shall have occurred and be continuing, then and in every such case the Holder may, at any time, by delivery of written notice or notices to the Issuer, declare this D-2 Secured Note to be due and payable (except in the case of an Event of Default due to either clause (c) or (d) above, in which case the D-2 Secured Note will automatically be due and payable), whereupon the unpaid Principal Amount, together with accrued but unpaid interest thereon, and other amounts due thereunder, shall immediately become due and payable without presentment, demand, protest or notice, all of which are hereby waived ;  provided   however, that if at any time after the Principal Amount of this D-2 Secured Note shall have become so due and payable, and before any judgment or decree for the payment of the money so due, or any thereof, shall be entered, all overdue payments of interest upon this D-2 Secured Note (except the Principal Amount of this D-2 Secured Note which by such declaration shall have become payable) shall have been duly paid, and every other default and Event of Default with respect to any covenant or provision undertaken by the Issuer pursuant to this D-2 Secured Note shall have been cured, then and in every such case the Holder may (but shall not be obligated to), by written instrument, rescind and annul the declaration and its consequences; but no such rescission or annulment shall extend to or affect any subsequent default or Event of Default or impair any right consequent thereon.

THIS D-2 SECURED NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

*   *   *

IN WITNESS WHEREOF, the Issuer has caused this D-2 Secured Note to be executed in its corporate name by its officer thereunto duly authorized on the date hereof.

NORTHWEST AIRLINES, INC.,

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